Exhibit 99

(AMEX:GTA)

AT THE COMPANY

Michael C. Pearce

President and Chief Executive Officer

(843) 723-4653

FOR IMMEDIATE RELEASE

October 7, 2008

GOLF TRUST OF AMERICA, INC. ANNOUNCES

LITIGATION SETTLEMENT AGREEMENT

CHARLESTON, SC, October 7, 2008 – Golf Trust of America, Inc. (AMEX:GTA - News) announced today that its Operating Partnership, Golf Trust of America, LP (the “Company”), entered in to a Settlement Agreement (the “Agreement”) on October 3, 2008, with Lake Ozark Construction Company, Inc. (“LOCI”) and Everett Holding Company, Inc. (collectively, “the Plaintiffs”)

As a result, the Company will pay the Plaintiffs $140,000 as a cash settlement and all claims of both parties will be dismissed.

“We are pleased to achieve final resolution of a legal proceeding that has been outstanding since 1999,” said Michael C. Pearce, Chairman and Chief Executive Officer of Golf Trust. “Our company has resolved all legacy legal proceedings and is poised to grow anew.”

Additional details of the settlement agreement may be found in an accompanying Form 8-K filed with the Securities and Exchange Commission.

Golf Trust of America, Inc. was formerly a real estate investment trust.  From May 22, 2001 to November 8, 2007, the Company was engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.   Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com.

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The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company also wishes to advise readers that the factors listed above and other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.